Federal Home Loan Bank of Des Moines
announcement

May 9, 2019

FHLB Des Moines Approves First Quarter 2019 Dividend

The FHLB Des Moines (the Bank) Board of Directors approved a first quarter 2019 dividend at an annualized rate of 5.75 percent on activity-based stock and 3.25 percent on membership stock, unchanged from the prior quarter. Dividend payments totaling $71 million are expected to be paid on May 10, 2019.

The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding is 5.25 percent; however, the effective combined dividend rate on the total capital stock held by each shareholder will depend on their level of activity with the Bank during the first quarter.

Earlier today the Bank filed its First Quarter 2019 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the first quarter was provided in a Form 8-K earnings release filed with the SEC on April 29, 2019. The Bank's SEC filings are available at www.fhlbdm.com and www.sec.gov.